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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

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                                  FORM 8-K

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                               CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

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                                  JULY 7, 2006
              Date of Report (Date of Earliest Event Reported)

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                   GOLDMAN SACHS HEDGE FUND PARTNERS, LLC
           (Exact name of registrant as specified in its charter)

          DELAWARE                 000-50723               04-3638229
      (State or other      (Commission File Number)     (I.R.S. Employer
      jurisdiction of                                  Identification No.)
      incorporation or
       organization)

              701 MOUNT LUCAS ROAD                             08540
             PRINCETON, NEW JERSEY                           (Zip Code)
    (Address of principal executive offices)

                                609-497-5500
            (Registrant's telephone number, including area code)

                               NOT APPLICABLE
       (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

     On June 30, 2006, Goldman Sachs Hedge Fund Partners, LLC ("we", "our", "us") entered into a Master Note Purchase Agreement with Barclays Bank PLC (the "Noteholder").

     For more information about our Master Note Purchase Agreement, see the disclosure under item 2.03 of this report, which is incorporated by reference into this Item 1.01.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

MASTER NOTE PURCHASE AGREEMENT
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     As discussed in Item 1.01 above, we have entered into the Master Note
Purchase Agreement. The following is a summary of the material terms and conditions of our Master Note Purchase Agreement and is qualified in its entirety by reference to the Master Note Purchase Agreement.

     Amount and Final Maturity. The Master Note Purchase Agreement provides that the Noteholder will make advances to us under a promissory note (the "Note") from time to time. We may borrow up to an amount (the "Commitment") equal to the lesser of (i) $73,000,000 initially (the "Initial Maximum Amount"), which amount may (subject to the approval of the Noteholder in its sole discretion under the Master Note Purchase Agreement) be subsequently increased to up to $100,000,000 (the "Maximum Adjusted Maximum Amount", together with the Initial Maximum Amount, the "Maximum Amount"), and (ii) 10.0% of our net asset value from time to time. The Note has a final stated maturity of 364 days.

     Use of Proceeds. We will use the proceeds of the advances under the Note for liquidity management in connection with subscriptions to us and redemptions of our investments in funds and for general purposes not prohibited by our Master Note Purchase Agreement or the investment guidelines therein.

     Interest and Commitment Fee. The advances bear interest at a per annum rate equal to (i) with respect to advances provided on less than three business days' prior notice, the overnight London inter-bank offered rate ("LIBOR"), for the initial day of such advance and one-week LIBOR thereafter, and (ii) with respect to all other advances, one-week LIBOR, plus in each case 0.65% per annum.

     We have agreed to pay a monthly commitment fee to the Noteholder at the rate of 0.25% per annum of the average daily aggregate unused portion of our Maximum Amount in effect from time to time.

     Interest and commitment fees will, at our option, either (i) in the absence of an event of default, automatically be added to the outstanding principal balance of the advances, or (ii) be payable in cash monthly in arrears.

     Mandatory and Optional Prepayments. We are required to make mandatory prepayments to the extent outstanding advances exceed 12% of our net asset value, payable when we have received proceeds of redemptions from funds. We are also required to make mandatory prepayments if the Noteholder notifies us that our investments in funds do not meet certain liquidity and diversification criteria set forth in the Master Note Purchase Agreement, payable within ninety days of any such notice.

     We may voluntarily borrow, repay and reborrow advances on a revolving basis.

     Conditions Precedent. The obligation of the Noteholder to make advances to us is subject to customary conditions precedent, including the absence of defaults.

     Early Close Out Fee. If we terminate our facility under the Master Note Purchase Agreement prior to the stated final maturity, we have, subject to certain exceptions, agreed to pay a fee equal to the product of 0.25% per annum times our Maximum Amount then in effect and times "M"; where "M" equals the period commencing on the date of such optional termination and ending on the stated final maturity.

     Representations; Covenants and Events of Default. Our Master Note Purchase Agreement contains representations and warranties, affirmative and negative covenants and events of default customary for credit facilities of this type.

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                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.



        Date:  July 7, 2006

                                    GOLDMAN SACHS HEDGE FUND
                                    PARTNERS, LLC
                                    (Registrant)


                                    By:  Goldman Sachs Hedge Fund Strategies
                                         LLC
                                         Managing Member


                                         By:     /s/ Jennifer Barbetta
                                            --------------------------------
                                             Jennifer Barbetta
                                             Vice President and Chief
                                             Financial Officer